Exhibit 19.1

PARAMOUNT GOLD NEVADA CORP

CORPORATE INSIDER TRADING POLICY

MISSION

The Corporate Insider Trading Policy describes the standards of Paramount Gold Nevada Corp. and its subsidiaries (the “Company”) on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information.

One of the principal purposes of the securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

RESTRICTIONS ON TRADING

For the most part, Management, Directors, Employees and their family members, referred to collectively as ‘insiders’ may trade in the Company’s securities unless: a blackout period is in place; or the person has knowledge of nonpublic material information.

In the event of a blackout period, notice will be sent out to the insiders by the Company’s Corporate Secretary by written notice in the form of an email. The notice will inform them of the commencement of the blackout period with or without an explanation. A separate notice will be sent once the blackout period is lifted.

In addition, if a person is in possession of non-public or undisclosed material information outside of a companywide blackout, they too are governed by restrictions on trading.

From time to time, it is possible that a consultant or independent contractor may be in possession of material, nonpublic information, at which point these individuals shall be governed by the restrictions on trading listed herewith.

SCOPE

If there is a restriction on trading, all deemed ‘insiders’ shall not, during the term of the restriction, buy or sell, or recommend to any other persons to buy or sell the following:

i)
The Company’s publically traded securities, including its common stock, which trades under the symbol “PZG” on the NYSE American exchange
ii)
Any other companies that you may be in possession of non-public information due to the business relationship with Paramount

The short selling of the Company’s publically traded securities or buying or selling of any derivatives of the Corporation’s securities whether listed by the Company or a third party is prohibited by all deemed ‘insiders’, whether during a blackout period or outside of a blackout period.

Exhibit 19.1

Timeframe – the no trade periods will include the 5 days prior to and 2 days following the public issuance of the Company’s financial statements. In addition there will be a no trade period implemented in times whereby the Company is involved in material transactions, including but not limited to the following: financings; acquisitions; divestitures; or material results.

ENFORCEMENT

This policy will be monitored by the Company’s governance committee. Shall you have any questions related to the policy, contact the Chair of the Corporate Governance and Nominating committee John Carden or the Corporate Secretary, Christos Theodossiou at 1.844.488.2233.

Prior to a purchase or sale of the Company’s securities, contact and confirm your action with the Chair of the Company’s Corporate Governance and Nominating committee John Carden by email at jrcarden@earthlink.net or the Corporate Secretary, Christos Theodossiou at ctheo@paramountnevada.com.

ADDITIONAL INFORMATION

Insiders or those with knowledge of material nonpublic information as defined in the policy must not disclose this information to anyone until the material has been widely publically disseminated except to:

•
Co-workers who may have a need to know of the undisclosed information and thus are bound by the Company’s insider trading policy;
•
Third party consultants or contractors (such as but not limited to: accountants; investment bankers; outside legal counsel; and engineering firms) whose positions require them to have access to such information, but who are bound by a professional obligation to protect its confidentiality or have signed confidentiality agreements.

Violations of this policy and insider trading laws governed by the Securities and Exchange Commission (“SEC”) may have many adverse consequences, which range from, but are not limited to civil and criminal penalties, and termination of Company employment.

DEFINITIONS

“Material” information, either positive or negative, can relate to virtually any aspect of the company’s business is information that affects the operation of the business. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Some examples of material information include:

•
financial results
•
operating results
•
exploration and drilling results
•
pending financings
•
pending corporate transactions
•
addition or loss of a key supplier/partner
•
significant regulatory approvals or challenges
•
changes in senior management or other key personnel
•
changes to the composition of the Board of Directors
•
pending, threatened or resolution of litigation
•
impending bankruptcy or liquidity issues
•
any other event that the company is required to disclose in a form 8-k to the SEC

“Nonpublic” information – information is ‘nonpublic’ if it has not been disclosed to the public. In order for information to be considered public it must be widely disseminated through, but not limited to the following: releases through news wire channels; publication in widely available sources of media such as TV, radio, news websites or newspapers; and disclosure in the company’s periodic reports filed with the SEC. Note, information posted solely on the company’s website is still considered nonpublic as it is not widely disseminated.